Exhibit 10.1

This AMENDED AND RESTATED CONSULTING AGREEMENT (the “Agreement”) is dated as of January 14, 2011, between AFFINION GROUP, INC., a Delaware corporation (the “Company”), and APOLLO MANAGEMENT V, L.P., a Delaware limited partnership (“Apollo”).

WHEREAS, the Company desires to avail itself of Apollo’s expertise and consequently has requested that Apollo make such expertise available from time to time in rendering certain consulting and investment advisory services related to the business and affairs of the Company and its subsidiaries and affiliates and the review and analysis of certain financial and other transactions. Apollo and the Company agree that it is in their respective best interests to enter into this Agreement whereby, for the consideration specified herein, Apollo shall provide such services as independent consultant to the Company. It is the intention of the parties that this Consulting Agreement is not for services in connection with the day-to-day business affairs of the Company.

WHEREAS, the Company retained Apollo for certain consulting and investment advisory services, pursuant to that consulting agreement, dated as of October 17, 2005 (the “Original Agreement”).

WHEREAS, the undersigned desire to amend and restate the Original Agreement to make the modifications set forth herein (it being understood by the parties that this amendment and restatement shall not affect any prior payments made pursuant to the Original Agreement).

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the Company and Apollo agree as follows:

Section 1. Retention of Apollo.

The Company hereby retains Apollo, and Apollo accepts such retention, upon the terms and conditions set forth in this Agreement.

Section 2. Term.

This Agreement shall commence on the date hereof until the earliest of (i) October 17, 2017, (ii) such time as Apollo and its Affiliates then owning beneficial economic interests in the Company own in the aggregate less than 5% of the beneficial economic interest of the Company and (iii) such earlier date as is mutually agreed upon by the Company and Apollo (the “Term”).

Section 3. Consulting Services.

(a) Apollo shall advise the Company concerning such matters that relate to proposed financial transactions, acquisitions, investments and financial related matters of the Company and its subsidiaries and affiliates, in each case as the Company shall reasonably and specifically request by way of notice to Apollo, which notice shall specify the services required of Apollo and shall include all background material necessary for Apollo to complete such services. If requested to provide such services, Apollo shall devote such time to any such written request as Apollo shall deem, in its discretion, necessary. Such consulting services, in Apollo’s discretion, shall be rendered in person or by telephone or other communication. Apollo shall have no obligation to the Company as to the manner and time of rendering its services hereunder, and the Company shall not have any right to dictate or direct the details of the services rendered hereunder.

(b) Apollo shall perform all services to be provided hereunder as an independent contractor to the Company and not as an employee, agent or representative of the Company. Apollo shall have no authority to act for or to bind the Company without its prior written consent.

(c) This Agreement shall in no way prohibit Apollo or any of its partners or Affiliates or any director, officer, partner or employee of Apollo or any of its partners or Affiliates from engaging in other activities, whether or not competitive with any business of the Company or any of its respective subsidiaries or affiliates.

Section 4. Compensation.

(a) Consulting Fee. As consideration for Apollo’s agreement to render the services set forth in Section 3(a) and as compensation for any such services rendered by Apollo, the Company agrees to pay to Apollo an annual fee of $2,604,845 (the “Consulting Fee”). The Consulting Fee for each calendar year shall be payable on January 1st of that year, commencing January 1, 2012. In addition, on the date hereof, the Company shall pay to Apollo an additional one time Consulting Fee of $604,845 in respect of calendar year 2011.

(b) Expenses. Upon presentation by Apollo to the Company of such documentation as may be reasonably requested by the Company, the Company shall reimburse Apollo for all out-of-pocket expenses, including, without limitation, legal fees and expenses, and other disbursements incurred by Apollo, its Affiliates or any of Apollo’s or its Affiliates’ directors, officers, employees or agents in the performance of Apollo’s obligations hereunder, whether incurred on or prior to the date hereof.

(c) Change of Control or Initial Public Offering. The parties acknowledge and agree that an objective of the Company is to maximize value for its shareholders which may include consummating (or participating in the consummation of) a Change of Control or a Qualified IPO. The services provided to the Company by Apollo will help to facilitate the consummation of a Change of Control or Qualified IPO, should the Company decide to pursue such a transaction. Following the provision of notice to Apollo by the Company of the Company’s intent to enter into a Change of Control or Qualified IPO, Apollo may elect at any time in connection with or in anticipation of such Change of Control or Qualified IPO (or at any time thereafter) by the delivery of notice to the Company (such notice, the “Notice” and the date on which such Notice is delivered to the Company, the “Notice Date”) to receive the Lump Sum Payment, in lieu of annual payments of the Consulting Fee, such amount to be paid on the date on which the Change of Control or Qualified IPO is consummated, or, if the Notice occurs subsequent to such date, as soon as practicable, but in no event later than 30 days subsequent to the Notice Date.

(d) Non-Payment. Any portion of the fees or expenses payable to Apollo under this Agreement which the Company is prohibited from paying to Apollo under the Credit

Agreement, the Notes or any other agreement or debt instrument shall be deferred, shall accrue and shall be payable at the earliest time permitted under the applicable agreement or debt instrument, or upon the payment in full of all obligations under any applicable debt instrument. The Company shall notify Apollo of any payment prohibition on each date on which the Company would otherwise make a payment of fees under this Agreement.

(e) Non-Exclusive. Nothing in this Agreement shall have the effect of prohibiting Apollo or any of its Affiliates from receiving from the Company or any of its subsidiaries or affiliates any other fees, including any fee payable pursuant to
Section 6.

(f) Definitions. As used in this Section 4 the following terms have the following meanings:

(i) “Credit Agreement” means the amended and restated senior secured credit facility dated as of April 9, 2010 (as it may be amended, restated, supplemented or otherwise modified from time to time), among the Company, Affinion Group Holdings, Inc., the Lenders from time to time party thereto, Bank of America, N.A., as administrative agent and collateral agent for the Lenders, and Credit Suisse Securities (USA) LLC, as syndication agent.

(ii) “Notes” means the (i) 7 7/8% Senior Notes due 2018 issued pursuant to the Indenture dated as of November 19, 2010 (as it may be amended, restated, supplemented or otherwise modified from time to time) among the Company, the Guarantors party thereto and Wells Fargo Bank, National Association, as Trustee; (ii) 11 1/2% Senior Subordinated Notes due 2015 issued pursuant to the Indenture dated as of April 26, 2006 (as it may be amended, restated, supplemented or otherwise modified from time to time) among the Company, the Guarantors party thereto and Wells Fargo Bank, National Association, as Trustee; and (iii) 11 5/8% Senior Notes due 2015 issued pursuant to the Indenture dated as of October 5, 2010 (as it may be amended, restated, supplemented or otherwise modified from time to time) between Affinion Group Holdings, Inc. and Wells Fargo Bank, National Association, as Trustee.

(iii) The “Lump Sum Payment” shall be a single lump sum cash payment equal to the present value of annual payments of $2,000,000 through the period ending on October 17, 2017 (using a discount rate equal to the yield to maturity on the Notice Date of the class of outstanding U.S. government bonds having a final maturity closest to the end of such period); provided, that no portion of the Lump Sum Payment shall be payable to Apollo if on the Notice Date, Apollo or its Affiliates do not collectively own any beneficial economic interest in the Company.

(iv) A “Qualified IPO” means a public offering and sale of equity securities of the Company (or any successor entity) in any transaction or series of related transactions, pursuant to an effective registration statement (other than on Form S-4, S-8 or their equivalents) filed under the United States Securities Act of 1933, as amended which yield net proceeds to the Company or Apollo and its Affiliates in excess of $100 million or which results in least 10% of the total outstanding shares of common stock being sold to the public in a primary offering.

(v) A “Change of Control” means any of the following transactions, after which Apollo and its Affiliates collectively cease to own at least 50% of the equity interest in the Company: (i) the sale or transfer (in one or a series of related transactions) of all or substantially all of the Company’s and its subsidiaries’ consolidated assets to a person or a group of persons acting in concert, (ii) the sale or transfer (in one or a series of related transactions) of a majority of the outstanding capital stock of the Company, to one person or a group of persons acting in concert, or (iii) the merger or consolidation of the Company with or into another person that is not an affiliate of the Company.

Section 5. Indemnification.

The Company will indemnify and hold harmless Apollo and its Affiliates and each of their respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents and representatives (each such person an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, including in connection with seeking indemnification, whether joint or several (the “Liabilities”), related to, arising out of or in connection with the services contemplated by this Agreement or the engagement of Apollo pursuant to, and the performance Apollo of the services contemplated by, this Agreement, whether or not pending or threatened, whether or not an Indemnified Party is a party, whether or not resulting in any liability and whether or not such action, claim, suit, investigation or proceeding is initiated or brought by the Company. The Company will reimburse any Indemnified Party for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action, claim, suit, investigation or proceeding for which the Indemnified Party would be entitled to indemnification under the terms of the previous sentence, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto. The Company will not be liable under the foregoing indemnification provision with respect to any particular loss, claim, damage, liability, cost or expense of an Indemnified Party to the extent that such is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted primarily from the willful misconduct of such Indemnified Party. The attorneys’ fees and other expenses of an Indemnified Party shall be paid by the Company as they are incurred upon receipt, in each case, of an undertaking by or on behalf of the Indemnified Party to repay such amounts if it is finally judicially determined that the Liabilities in question resulted primarily from the willful misconduct of such Indemnified Party.

The Company hereby acknowledges that certain Indemnified Parties may have certain rights to indemnification, advancement of expenses and/or insurance provided by certain of their Affiliates (collectively, the “Fund Indemnitors”). The Company hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to an Indemnified Party are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Indemnified Party are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by an Indemnified Party and shall be liable for the full amount of all losses, claims, damages, liabilities and expenses (including attorneys’ fees, judgments, fines, penalties and amounts paid in settlement) to the extent legally permitted and as required by the terms of this Agreement and the Certificate of Incorporation of the Company, without regard to any rights an Indemnified Party may have against the Fund Indemnitors, and (iii) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of an Indemnified Party with respect to any claim for which such Indemnified Party has sought indemnification from the Company shall affect the foregoing, and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnified Party against the Company. The Company and each Indemnified Party agree that the Fund Indemnitors are express third party beneficiaries of this Section 5.

Section 6. Other Services.

If the Company shall determine that it is advisable for the Company to hire a financial advisor, consultant, investment banker or any similar agent in connection with any merger, acquisition, disposition, recapitalization, issuance of securities, financing or any similar transaction, it shall notify Apollo of such determination. Promptly thereafter, upon the request of Apollo, the parties shall negotiate in good faith to agree upon appropriate services, compensation and indemnification for the Company to hire Apollo or its Affiliates for such services. The Company may not hire any person, other than Apollo or its Affiliates, for any services, unless (a) the parties are unable to agree after 30 days following receipt by Apollo of such notice, (b) such other person has a reputation that is at least equal to the reputation of Apollo in respect of such services, (c) ten business days shall have elapsed after the Company provides a written notice to Apollo of its intention to hire such other person, which notice shall identify such other person and shall describe in reasonable detail the nature of the services to be provided, the compensation to be paid and the indemnification to be provided and (d) the compensation to be paid is not more than Apollo was willing to accept in the negotiations described above, and (e) the indemnification to be provided is not more favorable to the Company than the indemnification that Apollo was willing to accept in the negotiations described above. In the absence of an express agreement to the contrary, at the closing of any merger, acquisition or similar transaction, Apollo shall receive a fee equal to 1% of the aggregate enterprise value paid or provided by the Company (including the aggregate value of (x) equity securities, warrants, rights and options acquired or retained, (y) indebtedness acquired, assumed or refinanced and (z) any other consideration or compensation paid in connection with such transaction).

Section 7. Accuracy of Information.

The Company shall furnish or cause to be furnished to Apollo such information as Apollo believes reasonably appropriate in connection with providing the services contemplated by this Agreement and to comply with Securities and Exchange Commission or other legal requirements relating to the beneficial ownership of equity securities of the Company (all such information so furnished, the “Information”). The Company recognizes and confirms that Apollo (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without independent verification, (b) does not assume responsibility for the accuracy or completeness of the Information and such other information and (c) is entitled to rely upon the Information without independent verification.

Section 8. Notices.

All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered (i) personally, (ii) by electronic mail sent with a request for delivery receipt, upon written or electronic confirmation of delivery, or (iii) by facsimile, upon written confirmation of receipt by facsimile, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to Apollo, to:

Apollo Management V, L.P.

9 West 57th Street

New York, New York 10019

Attention: Marc Becker

Facsimile: (212) 515-3263

Email: becker@apollolp.com

with a copy to (which shall not constitute notice):

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036

Attention: Adam K. Weinstein

Facsimile: (212) 872-1002

Email: aweinstein@akingump.com

if to the Company, to it at:

Affinion Group, Inc.

6 High Ridge Park

Stamford, Connecticut 06905

Attention: General Counsel

Facsimile: (203) 956-1021

Email: lciriello@affiniongroup.com

Section 9. Benefits of Agreement.

This Agreement shall bind and inure to the benefit of Apollo, the Company, the Indemnified Parties, the Fund Indemnitors and any successors to or assigns of Apollo and the Company; provided, however, that this Agreement may not be assigned by either party hereto without the prior written consent of the other party, which consent will not be unreasonably withheld in the case of any assignment by Apollo.

Section 10. Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York (without giving effect to principles of conflicts of laws).

Section 11. Headings.

Section headings are used for convenience only and shall in no way affect the construction of this Agreement.

Section 12. Entire Agreement; Amendments.

This Agreement contains the entire understanding of the parties with respect to its subject matter and supersedes any and all prior agreements, and neither it nor any part of it may in any way be altered, amended, extended, waived, discharged or terminated except by a written agreement signed by each of the parties hereto.

Section 13. Counterparts.

This Agreement may be executed in counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

Section 14. Waivers.

Any party to this Agreement may, by written notice to the other party, waive any provision of this Agreement. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

Section 15. Affiliates.

For purposes of this Agreement, the term “Affiliate,” with respect to Apollo, shall include, without limitation, Apollo Investment Fund V, L.P., AP-BHI Investments, L.P., Apollo Netherlands Partners V(A), L.P., Apollo Netherlands Partners V(B), L.P., Apollo German Partners V GMBH & Co., Apollo Overseas Partners V, L.P., Apollo Advisors V, L.P., and Apollo Capital Management V, Inc. (collectively, the “Funds”), the general partner of Apollo, the general partner of each of the Funds and each person controlling, controlled by or under common control with any of the foregoing persons.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

AFFINION GROUP, INC.

By:	/s/ Nathaniel Lipman
Name: Nathaniel Lipman Title: Chief Executive Officer

[Apollo Consulting Agreement with Affinion Signature Page]

APOLLO MANAGEMENT V, L.P.

By:	AIF V Management, LLC, its general partner

By:	/s/ Marc Becker
Name: Marc Becker Title: Vice President

[Apollo Consulting Agreement with Affinion Signature Page]